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                                                                 EXHIBIT 99.1

Government Approved Modification Proposed by Southern Peru to Modernize the Ilo Smelter

    It Will Be Completed in the Time Period Established in the Original PAMA

Arequipa, September 17, 2003.- Southern Peru disclosed today that the Peruvian Government had accepted the modification proposed by the Company to complete the third phase of the project to modernize its Smelter Plant in Ilo, reprogramming this project within the timetable originally established in the PAMA. According to this rescheduling, the new plant will become operative in January 2007.

This decision, that Southern Peru welcomes and interprets as a sign which confirms the Government's willingness to promote investments that represent progress, work, and an commitment to Peru's development, will allow the mining company to reach its goal of capturing more than 92% of the smelter's sulfur emissions.

This decision was announced today at the press conference given by Eng. Oscar Gonzalez Rocha, Southern Peru's President and General Director, at the pressroom of the XXVI Convention of Mining Engineers currently in progress in Arequipa.

Eng. Gonzalez Rocha pointed out that the rescheduling of the Ilo Smelter modernization program does not imply an extension of the timetable set by PAMA. He specified that the PAMA deadline for smelters established by the Government is 10 years. In the case of Southern Peru, the PAMA was approved on January 31, 1997 and should be fully implemented by January 2007.

The fact of the matter is that a number of years ago, when financial conditions were more favorable, Southern Peru had considered that it could fully implement the modernization sometime in 2004. However, because of lower copper prices, which affected all the mining industries around the world, Southern Peru was forced to re-evaluate its projections. "Today the Company is in a position to implement the modernization project within the timetable originally contemplated by the Government and, to that end, has committed itself to an investment of $306 million" announced the President of Southern Peru.

"On July 21, 2003, Southern Peru announced the selection of the technology and the engineering firm to start in this period the third phase of the investment project for the Ilo Smelter. Today, the Company is pleased that the Peruvian Government has accepted the requested reprogramming which will allow us to increase the efficiency of our copper production and reach our goal to capture more than 92% of sulfur of the smelter by 2007, and thus fully comply with the Environmental Management and Compliance Program (PAMA) approved by the Peruvian Government" stated Eng. Gonzalez Rocha.

The smelter modernization program represents a very important investment for the Company and for the city of Ilo. From the beginning and during the evaluation stage of the project, SPCC has invested more than $88 million, Eng. Gonzalez Rocha pointed out at another moment in the conference when he was accompanied by Dr. Ezio Buselli, Director of Environmental Services, and Eng. Henry Walqui, Assistant Director of Projects.

MODERN TECHNOLOGY

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Fluor Xstrata is the company that was selected by SPCC and which offered the best proposal regarding the technical and construction aspects, and financial terms to reach the objectives of the modernization of Ilo Smelter. The technology to be used is ISASMELT.

From a technical point of view, the new plant will have a smelting capacity of 1,200,000 TM of concentrates per year; capture over 92% of sulfur; and the final product of this plant will be anodes of 99.7% copper; and an annual production of 320,000 TM will be reached. In the same way, the construction of a new plant of sulfuric acid will be required with which the annual production would be of 1,136,000 TM.

The proposal satisfies the requirements of the Company, which are to use proven technology that provides a good economic return as well as compliance with the current environmental regulations. It is considered that the construction of the project will take a maximum of 36 months and its completion is estimated to take place before January 2007, the deadline established in the PAMA.

The third phase of the modernization of the Ilo Smelter is part of the $1 billion investment program that is being executed by the main copper producer of the country. Eng. Oscar Gonzalez Rocha indicated that "the Company is a responsible organization that complies with its environmental commitments and the selected technology surpasses the PAMA requirements".

THREE THOUSAND JOBS

Regarding the labor aspects, he informed that "in the most intense phase of the development of the project, up to three thousand jobs will be generated. This constitutes an extraordinary labor opportunity for the Ilo and the region residents, who need these jobs".

Eng. Oscar Gonzalez Rocha pointed out that "The decision to continue with the investment is a sign of confidence in the economic stability of the country, and in the potential of Peruvian mining to contribute to the development and welfare of the population, in particular those living in proximity to the mining operations. Mining is the activity with the largest investment volume being done in Peru" he stated.